Exhibit 4.4

EXECUTION VERSION

SECOND LIEN COLLATERAL AGREEMENT

dated and effective as of

October 24, 2014

among

MOMENTIVE PERFORMANCE MATERIALS INC.,

as Issuer

each Subsidiary Guarantor

party hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) The Bank of New York Mellon Trust Company, N.A., as collateral agent (and its permitted successors) pursuant to the First Lien Collateral Agreement dated as of October 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among Momentive Performance Materials Inc., The Bank of New York Mellon Trust Company, N.A., as collateral agent and the other parties party thereto, entered into in connection with the Indenture dated as of October 24, 2014 relating to the 3.88% First-Priority Senior Secured Notes due 2021, or (b) any agent or trustee for any other Senior Lenders (as defined in the Intercreditor Agreement referred to below), pursuant to, and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of, the Intercreditor Agreement dated as of October 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among JPMorgan Chase Bank, N.A., as ABL Credit Agreement Agent and Intercreditor Agent, The Bank of New York Mellon Trust Company, N.A., as First-Lien Notes Agent, The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, Momentive Performance Materials Inc. and the other parties party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01	Indenture and Intercreditor Agreement	1
SECTION 1.02	Other Defined Terms	2

ARTICLE II

Pledge of Securities

SECTION 2.01	Pledge	6
SECTION 2.02	Delivery of the Pledged Collateral	7
SECTION 2.03	Representations, Warranties and Covenants	8
SECTION 2.04	Registration in Nominee Name; Denominations	10
SECTION 2.05	Voting Rights; Dividends and Interest, Etc.	10
SECTION 2.06	Unlimited Liability Corporations	13

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.01	Security Interest	13
SECTION 3.02	Representations and Warranties	15
SECTION 3.03	Covenants	17
SECTION 3.04	Other Actions	19
SECTION 3.05	Covenants Regarding Patent, Trademark and Copyright Collateral	20

ARTICLE IV

Remedies

SECTION 4.01	Remedies Upon Default	22
SECTION 4.02	Application of Proceeds	23
SECTION 4.03	Securities Act, Etc.	24

ARTICLE V

Other Pari Passu Obligations

SECTION 5.01	Other Pari Passu Obligations	25

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Commercial Tort Claims
Schedule III	Pledged Stock; Pledged Debt Securities
Schedule IV	Intellectual Property
Schedule V	Filing Offices

Exhibits

Exhibit I	Form of Supplement to the Second Lien Collateral Agreement
Exhibit II	Form of Additional Secured Party Consent

SECOND LIEN COLLATERAL AGREEMENT dated and effective as of October 24, 2014, (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among MOMENTIVE PERFORMANCE MATERIALS INC., (the “Issuer”), each Subsidiary Guarantor of the Issuer party hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENT

Reference is made to (i) the Indenture dated as of October 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, certain Subsidiaries of the Issuer party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and Collateral Agent and (ii) the Intercreditor Agreement dated as of October 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as ABL Credit Agreement Agent and Intercreditor Agent, Bank of New York Mellon Trust Company, N.A., as First-Lien Notes Agent, The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, the Issuer and the other Loan Parties referred to therein.

Pursuant to the terms of the Indenture, the Issuer has issued 4.69% Second-Priority Senior Secured Notes due 2022 (the “Notes”) and the Issuer’s obligations under the Indenture and Notes will be guaranteed by the Subsidiary Guarantors. The Issuer and the Subsidiary Guarantors will derive substantial benefits from the transactions contemplated by the Indenture. Pursuant to the Indenture, the Pledgors have agreed to grant a security interest in the Collateral for the benefit of the Holders to secure the payment and performance of the Obligations, subject to the terms of the Intercreditor Agreement, including with respect to the relative rights and priorities in respect of the Collateral. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Indenture and Intercreditor Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Indenture or the Intercreditor Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement, the Indenture or the Intercreditor Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.04 of the Indenture also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

“Additional Secured Debt Documents” means any document or instrument executed and delivered with respect to any Other Pari Passu Obligation.

“Additional Secured Party Consent” means a completed additional secured party consent substantially in the form of Exhibit II hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Authorized Representative” means, (a) with respect to the Note Obligations, the Trustee and (b) with respect to any holder of Other Pari Passu Obligations, the agent or trustee under the agreement pursuant to which such Other Pari Passu Obligations are issued or incurred.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule IV; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Designated Securities” means any securities, the granting of a security interest in which would require separate financial statements of a Subsidiary of the Issuer to be filed with the SEC (or any other government agency), pursuant to Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation or any other law, rule or regulation) but only for so long as, and only to the extent, necessary to not be subject to such requirement.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Indemnitee” has the meaning assigned to such term in Section 6.06.

“Indenture” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Indenture Documents” means (a) the Indenture, the Notes, the Note Guarantees, this Agreement and the other Security Documents and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” has the meaning assigned to such term in the Intercreditor Agreement.

“Intercreditor Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intercreditor Agent” has the meaning set forth in the Intercreditor Agreement.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, knowhow, show-how or other data or information and all related documentation.

“Intellectual Property Security Agreement” means a security agreement in the form hereof or a short form hereof, in each case, which form shall be reasonably acceptable to the Intercreditor Agent (or, after the Discharge of Senior Lender Claims, the Collateral Agent).

“IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Pledgor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule IV hereto.

“Japan Acquisition Co.” means Momentive Performance Materials Japan LLC and any successor thereto.

“Japan Notes” means, collectively, (i) the note issued by Japan Acquisition Co. to Juniper Bond Holdings I LLC in an original principal amount of $210,000,000, (ii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings II LLC in an original principal amount of $210,000,000, (iii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings III LLC in an original principal amount of $210,000,000 and (iv) the note issued by Japan Acquisition Co. to Juniper Bond Holdings IV LLC in an original principal amount of $210,000,000.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Note Obligations” means the due and punctual payment of (a) all principal of and interest (including any post-petition interest) on all indebtedness under the Indenture, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including post-petition interest), of the Pledgors or any of their Subsidiaries to the Secured Parties under the Indenture Documents, and other amounts payable from time to time pursuant to the Indenture Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Notes” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Obligations” means (a) the Note Obligations and (b) if any Other Pari Passu Obligations are incurred and designated by the Issuer as Obligations pursuant to Section 5.01, the due and punctual payment of (i) the unpaid principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding) owing to any holder of Other Pari Passu Obligations under any Additional Secured Debt Document, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of any Pledgor to any holder of Other Pari Passu Obligations under the Additional Secured Debt Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Other Pari Passu Obligations” means obligations with respect to other Indebtedness of the Pledgors permitted to be incurred under the Indenture which is by its terms intended to be secured equally and ratably with the Notes and is designated by the Issuer as an Other Pari Passu Obligation pursuant to Section 5.01.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule IV, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule IV, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Permitted Liens” means any Lien not prohibited by Section 4.12 of the Indenture.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” means the Issuer and each Subsidiary Guarantor.

“Qualified CFC Holding Company” shall mean a person that has no material assets other than Equity Interests in Foreign Subsidiaries that are CFCs or other Qualified CFC Holding Companies.

“Secured Parties” means (a) the Trustee, the Collateral Agent and each Holder and (b) subject to compliance with Section 5.01, each holder of Other Pari Passu Obligations and its Authorized Representative.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Subsidiary Guarantor” means any subsidiary set forth on Schedule I and any Subsidiary that becomes a party hereto pursuant to Section 6.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to the extent, if any, that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule IV, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“ULC” has the meaning assigned to such term in Section 2.06.

“ULC Interest” has the meaning assigned to such term in Section 2.06.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. Subject to the last paragraph of Section 3.01(a), as security for the payment or performance, as the case may be, in full of the Obligations each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule III) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) (A) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Pledgor, (B) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Qualified CFC Holding Company directly owned by such Pledgor, (C) any issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, or (D) any issued and outstanding Equity Interests of any Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company, (ii) to the extent applicable law requires that a subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests that are not required to be pledged as security for Senior Lender Claims, (iv) any Equity Interests in a person owned on or acquired after the Issue Date in accordance with the Indenture if, and to the extent that, (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the persons holding the remainder of such Equity Interests are not Affiliates, (B) granting a security interest in such Equity Interests would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to contractual obligations, such obligation existed at the time of acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such person, (v) any Equity Interests of a person that is not directly or indirectly a Subsidiary or (vi) any Designated Securities; (b) (i) the debt obligations listed opposite the name of such Pledgor on Schedule III, (ii) any debt obligations in the future issued to such Pledgor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the “Pledged Debt Securities” and, together with the property described in clauses (b)(i) and (ii) above, the “Pledged Debt”); provided that (x) the Pledged Debt shall exclude (1) the Japan Notes, (2) any debt obligations or instruments that are not required to be pledged as security for Senior Lender Claims and (3) any Designated Securities; (c) subject to Section 2.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of the Pledged Stock and the Pledged Debt; (d) subject to Section 2.05 hereof, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and (e) all proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in clauses (c) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly (i) after the Issue Date, with respect to items held by any Pledgor as of the Issue Date and (ii) after receipt thereof, with respect to items acquired after the Issue Date, to deliver or cause to be delivered to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent), for the ratable benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities are either (i) Equity Interests in Subsidiaries or (ii) in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02. If any Pledged Stock that is uncertificated on the date hereof shall hereinafter become certificated, the applicable Pledgor shall promptly cause the certificate or certificates representing such Pledged Stock to be delivered to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent) together with accompanying stock powers or other documentation required by Section 2.02(c).

(b) To the extent any Indebtedness for borrowed money constitutes Pledged Collateral (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries and (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to any Pledgor by the Issuer or any Subsidiary is evidenced by a promissory note, such Pledgor shall cause such promissory note to be pledged and delivered to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent), for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 6.01(a), (b), (e), (f) or (g) of the Indenture unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

(c) Upon delivery to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent), (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to, following the Discharge of Senior Lender Claims, the Collateral Agent, and by such other instruments and documents as, following the Discharge of Senior Lender Claims, the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as, following the Discharge of Senior Lender Claims, the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule III (or a supplement to Schedule III, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the ratable benefit of the Secured Parties, that:

(a) Subject to any applicable exclusion of Designated Securities, Schedule III correctly sets forth as of the Issue Date the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all debt securities and promissory notes or instruments evidencing Indebtedness, in each case under this clause (ii) pledged hereunder and in an aggregate principal amount in excess of $5.0 million;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a subsidiary of the Issuer or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable (subject to the assessability of the shares of a ULC) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a subsidiary of the Issuer or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder (and those securing any Senior Lender Claims), each Pledgor (i) is and, subject to any transfers made in compliance with the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule III as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Indenture and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Indenture Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Indenture, and except for restrictions and limitations imposed by the Indenture Documents, the Senior Lender Documents or securities laws generally, or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC, or otherwise permitted to exist pursuant to the terms of the Indenture, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature, other than restrictions on transfer in the articles of association of a ULC, that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Indenture or in the Senior Lender Documents, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (or the transfer of the Pledged Securities upon a foreclosure thereof (other than compliance with any securities law applicable to the transfer of securities, or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC)), in each case other than such as have been obtained and are in full force and effect;

(g) by virtue of the execution and delivery by the Pledgors of this Agreement and the Intercreditor Agreement, when any Pledged Securities (including Pledged Stock of any Domestic Subsidiary or any Qualified CFC Holding Company) are

delivered to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent), for the ratable benefit of the Secured Parties, in accordance with this Agreement and the Intercreditor Agreement and a financing statement naming the Collateral Agent as the secured party and covering such Pledged Securities is filed in the appropriate filing office, the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Permitted Liens, as security for the payment and performance of the Obligations; and

(h) each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of the Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent.

SECTION 2.04. Registration in Nominee Name; Denominations. Following the Discharge of Senior Lender Claims, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities (other than Pledged Securities that are ULC Interests) in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Following the Discharge of Senior Lender Claims, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, following the Discharge of Senior Lender Claims, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities (other than Pledged Securities that are ULC Interests) held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement. With respect to Pledged Securities that are ULC Interests, at any time at which an Event of Default has occurred and is continuing, following the Discharge of Senior Lender Claims, the Collateral Agent shall have the right to require the Pledgors to cause the ULC Interests to be transferred and registered as the Collateral Agent may direct and each applicable Pledgor covenants that, at the time of any such transfer, it will provide all required consents and approvals. Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.04, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.05. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent) shall have given notice to the relevant Pledgors of the Collateral Agent’s (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent’s) intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the

Indenture and the other Indenture Documents; provided, that, except as permitted under the Indenture, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Indenture or any other Indenture Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Indenture Documents and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities to the extent such Pledgor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities to the extent such Pledgor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent (or, until Discharge of Senior Lender Claims, the Intercreditor Agent), for the ratable benefit of the Secured Parties, and, following the Discharge of Senior Lender Claims, shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after the Discharge of Senior Lender Claims and after notice by the Collateral Agent to the relevant Pledgors of Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions with respect to Pledged Securities that are not ULC Interests that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent (or, until Discharge of Senior Lender Claims, the Intercreditor Agent), for the ratable benefit of the Secured Parties, and, following the Discharge of Senior Lender Claims, shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02 hereof. After all Events of Default have been cured or waived and an Officer has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that have not already been distributed and remain in such account. With respect to Pledged Securities that are ULC Interests, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall continue and not become vested or held in trust for or on behalf of the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent).

(c) Upon the occurrence and during the continuance of an Event of Default and after the Discharge of Senior Lender Claims and after notice by the Collateral Agent to the Issuer of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05 with respect to Pledged Securities that are not ULC Interests, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by (i) the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and (ii) the holders of at least a majority in principal amount of each class of Other Pari Passu Obligations, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and an Officer has delivered to the Collateral Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect. With respect to Pledged Securities that are ULC Interests, all rights of any Pledgor to exercise the voting and/or other consensual rights and powers that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall continue and all such rights shall not become vested in the Collateral Agent or the Intercreditor Agent for the ratable benefit of the Secured Parties.

SECTION 2.06. Unlimited Liability Corporations. Notwithstanding the grant of security interest made by a Pledgor in favour of the Collateral Agent, its successor and assigns, for the ratable benefit of the Secured Parties, of all of its Pledged Securities, any Pledgor that controls any interest (for the purposes of this Article II, “ULC Interests”) in any unlimited liability corporation (for the purposes of this Article II, a “ULC”) pledged hereunder shall remain registered as the sole registered and beneficial owner of such ULC Interests and will remain as registered and beneficial owner until such time as such ULC Interests are effectively transferred into the name of the Collateral Agent or any other person on the books and records of such ULC. Nothing in this Agreement is intended to or shall constitute the Collateral Agent or any person as a shareholder of any ULC until such time as notice is given to such ULC and further steps are taken thereunder so as to register the Collateral Agent or any other person as the holder of the ULC Interests of such ULC. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other person as a shareholder of a ULC prior to such time, such provision shall be severed therefrom and ineffective with respect to the ULC Interests of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Stock which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests following the occurrence and during the continuance of an Event of Default hereunder, no Pledgor shall cause or permit, or enable any ULC in which it holds ULC’ Interests to cause or permit, the Collateral Agent to: (a) be registered as shareholders of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as a shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent holding a security interest in such ULC; or (e) act as a shareholder of such ULC, or exercise any rights of a shareholder of such ULC including the right to attend a meeting of, or to vote the shares of, such ULC. Upon any pledge of a Pledged Security constituting a ULC Interest to the Collateral Agent hereunder, the applicable Pledgor shall notify the Collateral Agent thereof and identify such Pledged Security as a ULC Interest.

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) [Reserved];

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory and all other Goods not otherwise described above;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all Commercial Tort Claims (as described on Schedule II hereto);

(xii) all other personal property not otherwise described above (except property specifically excluded from any defined term used in any of the foregoing clauses);

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, the other Indenture Documents or any Additional Secured Debt Document, this Agreement shall not constitute a grant of a security interest in (and the Collateral shall not include) (a) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (b) any cash, deposit account or securities account, (c) any assets owned on or acquired after the Issue Date, to the extent that, and for long as, granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets; provided, that, upon the reasonable request of the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent), the Issuer shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any such contractual obligation, (d) any property excluded from the definition of Pledged Collateral pursuant to Section 2.01 hereof, including without limitation any Designated Securities, (e) any Letter of Credit Rights to the extent any Pledgor, is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (f) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, that license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (g) any Equipment owned by any Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Pledgors as a condition to the creation of any other security interest on such Equipment, (h) solely with respect to any Other Pari Passu Obligations, any asset that is not intended to be collateral with respect to such Other Pari Passu Obligations pursuant to the terms of the Additional Secured Debt Document governing such Other Pari Passu Obligations and (i) any property of a Pledgor that is not required to be pledged as security for Senior Lender Claims.

(b) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

(c) Notwithstanding anything to the contrary in this Agreement or the Indenture, the Collateral Agent may, but shall not be obligated to, file financing or continuation statements or documents necessary for creation, perfection or maintenance of a security interest and each Pledgor is hereby obligated and directed to make such filings on the Collateral Agent’s behalf for the benefit of the Collateral Agent and Secured Parties and the Collateral Agent shall have no responsibility or liability for the foregoing.

SECTION 3.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Indenture or in any offering circular related thereto.

(b) Except as required or permitted by the Indenture to be provided in the future, the Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared for filing in each governmental, municipal or other office specified in Schedule V hereto constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of material Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such material Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than the Uniform Commercial Code financing statements referred to above and other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Issue Date).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral (other than Article 9 Collateral described in Section 3.01(a)(xii)) securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office upon the making of such filings with such office, in each case, as applicable, with respect to material Intellectual Property Collateral. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Pledgors holds any Commercial Tort Claim individually in excess of $5.0 million as of the Issue Date except as indicated on Schedule II hereto.

(f) As of the Issue Date, all Accounts owned by the Pledgors have been originated by the Pledgors and all Inventory owned by the Pledgors has been produced or acquired by the Pledgors in the ordinary course of business.

SECTION 3.03. Covenants. (a) Each Pledgor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral in which a security interest may be perfected by filing, for the ratable benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

(b) Subject to the rights of such Pledgor under the Indenture Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such instruments and further instruments and documents and take all such other actions as the Collateral Agent may from time to time reasonably request and as may be necessary under applicable law, to better assure, preserve, protect, defend and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements

(including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and of the Indenture. If any Indebtedness payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent (or, until the Discharge of Senior Lender Claims, the Intercreditor Agent), for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory, following the Discharge of Senior Lender Claims, to the Collateral Agent.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule IV or adding additional schedules hereto to specifically identify any asset or item that constitutes material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after the Issuer has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) Following the Discharge of Senior Lender Claims, at its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Indenture or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Indenture Documents.

(f) Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Indenture. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it (unless delivered to the Intercreditor Agent), except as permitted by the Indenture or the Intercreditor Agreement.

(h) The Pledgors, at their own expense, shall maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Pledgors may self-insure with respect to such risks with respect to which companies of established reputation in the same general line of business in the same general area customarily self-insure.

(i) Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default and after the Discharge of Senior Lender Claims, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5.0 million, such Pledgor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or, if prior to the Discharge of Senior Lender Claims, to the Intercreditor Agent), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent (or, if prior to the Discharge of Senior Lender Claims, the Intercreditor Agent) may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Pledgor shall at any time hold or acquire any Certificated Security included in the Pledged Collateral, such Pledgor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or, until the Discharge of Senior Lender Claims, to the Intercreditor Agent), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent (or, if prior to the Discharge of Senior Lender Claims, the Intercreditor Agent) may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Collateral Agent (or, until the Discharge of Senior Lender Claims, to the Intercreditor Agent), of such uncertificated securities and (a) upon the Collateral Agent’s (or, if prior to the Discharge of Senior Lender Claims, the Intercreditor Agent’s) reasonable request or (b) upon the occurrence and during the continuance of an Event of Default, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, and following the Discharge of Senior Lender Claims, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent (or, if prior to the Discharge of Senior Lender Claims, the Intercreditor Agent) as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Collateral Agent (or, if prior to the Discharge of Senior Lender Claims, the Intercreditor Agent) as the registered owner of such security.

(c) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5.0 million, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Indenture, (a) each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Pledgor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office filed during the preceding twelve-month period, in each case to the extent such application or registration relates to Intellectual Property material to the normal course of such Pledgor’s business and (ii) execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may otherwise reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonable or appropriate under the circumstances.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default. In accordance with, and to the extent consistent with, the terms of the Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.01. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law or in equity. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

To the extent any notice is required by applicable law, the Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. The Collateral Agent shall, subject to the Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with the Indenture, any other Indenture Document or any of the Obligations secured by such Collateral, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances (if any) made by the Collateral Agent under the Indenture or under any other Indenture Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Indenture Document, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Agent under any Indenture Document in its capacity as such;

SECOND, to the payment in full of the Obligations secured by such Collateral (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of such Obligations owed to them on the date of any such distribution); and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of the Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to the terms of the Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

Other Pari Passu Obligations

SECTION 5.01. Other Pari Passu Obligations. The Issuer may from time to time designate Other Pari Passu Obligations permitted by the Indenture to be secured by a Lien on the Collateral as Obligations hereunder by delivering to the Collateral Agent (a) a certificate signed by an Officer of the Issuer (i) identifying the Other Pari Passu Obligations so designated and the aggregate principal amount or face amount thereof, (ii) stating that such Other Pari Passu Obligations are designated as Obligations for purposes hereof, (iii) representing that such designation complies with the terms of the Indenture Documents and (iv) specifying the name and address of the Authorized Representative for the holders of such Other Pari Passu Obligations and (b) a fully executed Additional Secured Party Consent. The Collateral Agent agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as collateral agent under and subject to the terms of this Agreement and the Intercreditor Agreement for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Other Pari Passu Obligations. Each Authorized Representative that executes any Additional Secured Party Consent agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as collateral agent for the holders of such Other Pari Passu Obligations and agrees, on behalf of itself and each Secured Party it represents, to be bound by the terms of this Agreement and the Intercreditor Agreement and, with respect to the rights, duties and immunities of the Collateral Agent, by the Indenture and the Intercreditor Agreement. Upon the satisfaction of the conditions set forth in this Section 5.01, such Other Pari Passu Obligations shall become Obligations hereunder with the same force and effect as if originally included in the Obligations hereunder. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new Obligations to this Agreement.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.02 of the Indenture.

SECTION 6.02. Security Interest Absolute. To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Indenture Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Indenture Document, the Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 6.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 6.04. Binding Effect; Several Agreements. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as contemplated or permitted by this Agreement or the Indenture. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 6.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 6.06. Collateral Agent’s Fees and Expenses; Indemnification. The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in the Indenture.

(b) Without limitation of its indemnification obligations under the other Indenture Documents, each Pledgor jointly and severally agrees to indemnify the Collateral Agent and its Affiliates, and each of their respective directors, trustees, officers, employees, agents and advisors (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Indenture Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 6.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Indenture Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Indenture Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.06 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement indemnification or other amount requested.

(d) In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services. Actions permitted hereunder shall not be deemed obligations of the Collateral Agent.

SECTION 6.07. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default following the Discharge of Senior Lender Claims, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 6.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.09. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Indenture Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Indenture Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article IX of the Indenture and any similar provision of documentation relating to Other Pari Passu Obligations.

(c) For the purpose of Section 6.09(b) above, the Collateral Agent shall be entitled to rely upon (i) written confirmation from the agent managing the solicitation of consents and/or a certificate signed by two Officers of the Issuer, as to the receipt of valid consents from the relevant Secured Parties to amend this Agreement, in accordance with the requirements as to such amendment contained in the Indenture and each Additional Secured Debt Document, and (ii) any document believed by it to be genuine and to have been signed or presented by the proper Person and the Collateral Agent need not investigate any fact or matter stated in the document. At any time that the Issuer desires that this Agreement be amended as provided in Section 6.09(b) above, the Issuer shall deliver to the Collateral Agent a certificate signed by two Officers of the Issuer stating that the amendment of this Agreement is permitted pursuant to Section 6.09(b) above. If requested by the Collateral Agent (although the Collateral Agent shall have no obligation to make any such request), the Issuer shall furnish appropriate legal opinions (from counsel reasonably acceptable to the Collateral Agent) to the effect set forth in the immediately preceding sentence. Such officers’ certificate and legal opinion will contain the statements required by Section 13.05 of the Indenture. If requested by the Collateral Agent (although the Collateral Agent shall have no obligation to make any such request), the Issuer shall furnish to the Collateral Agent copies of officers’ certificates and legal opinions delivered to the Trustee in connection with any amendment to the Indenture affecting the operation of this Section 6.09. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificates or opinions.

SECTION 6.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

SECTION 6.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Indenture Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 6.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 6.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.14. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Indenture Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Indenture Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Indenture Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 6.15. Termination or Release. (a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate upon the Collateral Agent’s receipt of a notice from (i) the Trustee pursuant to Section 11.07 of the Indenture, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (as defined in the Indenture), and any rights it has under the Security Documents and (ii) each Authorized Representative with respect to the Other Pari Passu Obligations, stating that such Authorized Representative, on behalf of the holders of the applicable Other Pari Passu Obligations, disclaims and gives up any and all rights it has in or to the Collateral (as defined in the applicable indenture or agreement governing such Other Pari Passu Obligations) and any right it has under the Security Documents. In connection with such termination, the Collateral Agent shall do or cause to be done all acts reasonably necessary to release all such security interests as soon as is reasonably practicable.

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Indenture as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of Issuer or otherwise ceases to be a Pledgor; provided that the requisite Holders shall have consented to such transaction (to the extent such consent is required by the Indenture) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Indenture to any person that is not a Pledgor (including in connection with an Event of Loss), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Indenture, the security interest in such Collateral shall be automatically released.

(d) In the case of a Pledgor making a Transfer that is permitted by clause (y) of the last paragraph of Article V of the Indenture and such permitted Transfer is to a Restricted Subsidiary that is not a Pledgor, the security interest in the Collateral of such Pledgor shall be automatically released.

(e) If any of the Collateral shall become subject to the release provisions set forth in Section 5.1 of the Intercreditor Agreement and/or Section 11.04 of the Indenture or the equivalent provision of each Additional Secured Debt Document, such Collateral shall be automatically released from the security interest in such Collateral to the extent provided therein.

(f) In connection with any termination or release pursuant to paragraph (a), (b), (c), (d) or (e) of this Section 6.15, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s, expense all documents that such Pledgor shall reasonably request to evidence such termination or release (including UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 6.15 shall be without recourse to or warranty by the Collateral Agent.

For the avoidance of doubt, no Lien on any asset or property of a Pledgor created hereunder to secure the Obligations shall be released hereunder unless the release of such Lien is permitted by and pursuant to this Section 6.15.

SECTION 6.16. Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any Subsidiary that is required to become a party hereto by Section 4.11 of the Indenture of an instrument in the form of Exhibit I hereto, such subsidiary shall become a Subsidiary Guarantor and a Pledgor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Pledgor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 6.17. Senior Collateral Documents. The Collateral Agent acknowledges, on behalf of itself and any Secured Party, that, any provision of this Agreement to the contrary notwithstanding, until the Discharge of Senior Lender Claims, the Pledgors shall not be required to act or refrain from acting pursuant to this Agreement or with respect to any Collateral on which the Intercreditor Agent has a Lien superior in priority to the Collateral Agent’s Lien thereon in any manner that would result in a default under the terms and provisions of the Senior Lender Documents.

SECTION 6.18. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the

Collateral Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Security Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (d) to agree to be bound by the terms of this Agreement, the Intercreditor Agreement and any other Security Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ISSUER:

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

[Signature Page to Second Lien Collateral Agreement]

SUBSIDIARY GUARANTORS:

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE LLC

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS USA LLC

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

JUNIPER BOND HOLDINGS I LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ George F. Knight
		Name:	George F. Knight
		Title:	Senior Vice President and Treasurer

JUNIPER BOND HOLDINGS II LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ George F. Knight
		Name:	George F. Knight
		Title:	Senior Vice President and Treasurer

[Signature Page to Second Lien Collateral Agreement]

JUNIPER BOND HOLDINGS III LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ George F. Knight
		Name:	George F. Knight
		Title:	Senior Vice President and Treasurer

JUNIPER BOND HOLDINGS IV LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ George F. Knight
		Name:	George F. Knight
		Title:	Senior Vice President and Treasurer

MOMENTIVE PERFORAMANCE MATERIALS QUARTZ, INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

MPM SILICONES, LLC

By:	Momentive Performance Materials USA LLC, its sole member

	By:	/s/ George F. Knight
		Name:	George F. Knight
		Title:	Senior Vice President and Treasurer

[Signature Page to Second Lien Collateral Agreement]

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

[Signature Page to Second Lien Collateral Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

[Signature Page to Second Lien Collateral Agreement]

Schedule I to the

Second Lien Collateral Agreement

SUBSIDIARY GUARANTORS

1.	Momentive Performance Materials USA Inc.

2.	Momentive Performance Materials Worldwide Inc.

3.	Momentive Performance Materials Quartz, Inc.

4.	Momentive Performance Materials South America Inc.

5.	Momentive Performance Materials China SPV Inc.

6.	Juniper Bond Holdings I LLC

7.	Juniper Bond Holdings II LLC

8.	Juniper Bond Holdings III LLC

9.	Juniper Bond Holdings IV LLC

10.	MPM Silicones, LLC

Exhibit I to the

Second Lien Collateral Agreement

SUPPLEMENT NO. [—] (this “Supplement”) dated as of [—], 20[—][—] to the Second Lien Collateral Agreement dated as of October 24, 2014 (the “Collateral Agreement”), among MOMENTIVE PERFORMANCE MATERIALS INC. (the “Issuer”), each Subsidiary of the Issuer from time to time party thereto (each, a “Subsidiary Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A. Reference is made to the Indenture dated as of October 24, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”), among Issuer, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral trustee.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Collateral Agreement, as applicable.

C. The Pledgors have entered into the Collateral Agreement pursuant to the requirements set forth in Section 11.01 of the Indenture. Section 6.16 of the Collateral Agreement provides that additional Subsidiaries of the Issuer may become Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture to become a Pledgor under the Collateral Agreement.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 6.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Pledgor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Pledged Stock and Pledged Debt Securities now owned by the New Subsidiary and (ii) any and all material Intellectual Property now owned by the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 6.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent promptly upon receipt of a written invoice for its reasonable documented out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

BY:
Name:
Title
Address:
Legal Name:
Jurisdiction of Formation:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

BY:
Name:
Title

Exhibit II to the

Second Lien Collateral Agreement

[FORM OF]

ADDITIONAL SECURED PARTY CONSENT

[Name of Authorized Representative]

[Address of Authorized Representative]

[Date]

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, PA 15259

Attention: Corporate Trust Administration

Facsimile: 412-234-7535

The undersigned is the agent or trustee (the “Authorized Representative”) for persons wishing to become “Secured Parties” (the “New Secured Parties”) under the Second Lien Collateral Agreement dated as of October 24, 2014 (as amended and/or supplemented, the “Collateral Agreement”) among MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (the “Issuer”), each subsidiary of the Issuer from time to time party thereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent (in such capacity, the “Collateral Agent”) Capitalized terms in this Additional Secured Party Consent not otherwise defined herein have the meanings set forth in the Collateral Agreement.

In consideration of the foregoing, the undersigned hereby:

(i) represents that the Authorized Representative has been authorized by the New Secured Parties to become a party to the Collateral Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Agreement”, and, the obligations under the New Agreement, the “New Secured Obligations”) and to act as the Authorized Representative for the New Secured Parties;

(ii) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Collateral Agreement as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(iii) accepts and acknowledges the terms of the Collateral Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms of the Collateral Agreement applicable to holders of Other Pari Passu Obligations, with all the

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rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Collateral Agreement.

The Collateral Agent, by acknowledging and agreeing to this Additional Secured Party Consent, accepts the appointment set forth in clause (ii) above.

The name and address of the Authorized Representative for purposes of Section 6.01 of the Collateral Agreement are as follows:

[Insert name and address of Authorized Representative.]

THIS ADDITIONAL SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of the      day of         , 20    .

[NAME OF AUTHORIZED REPRESENTATIVE],

by
Name:
Title:

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Acknowledged and Agreed:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

by:
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS INC.

by:
Name:
Title:

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